Exhibit 99.2

DATED 11 MAY 2023

VODAFONE GROUP PLC

and

EMIRATES TELECOMMUNICATIONS GROUP COMPANY PJSC

________________________________

Relationship Agreement

________________________________

Slaughter and May
One Bunhill Row
London
EC1Y 8YY
(RJYT/VM/OMXG/JODW)

1

CONTENTS

2

3

THIS AGREEMENT IS MADE this 11th day of May 2023

BETWEEN:

1.	VODAFONE GROUP PLC, whose registered office is at Vodafone House, The Connection, Newbury, RG14 2FN and which is incorporated under the laws of England and Wales and registered with Company No. 01833679 (the “Company”); and
2.	EMIRATES TELECOMMUNICATIONS GROUP COMPANY PJSC, a public joint-stock company incorporated under the laws of the United Arab Emirates whose principal business office is located at Head Office Building A, Intersection of Zayed the 1st Street and Sheikh Rashid Bin Saeed Al Maktoum Street, PO Box 3838, Abu Dhabi, United Arab Emirates (“e&”),

the Company and e& each being a “Party”, and together the “Parties”, to this Agreement.

WHEREAS:

(A)	As at the date of this Agreement, Atlas 2022 Holdings Limited, a wholly-owned subsidiary of e&, is the registered holder of 3,944,743,685 Ordinary Shares.
(B)	The Parties have entered into this Agreement in order to record certain matters relating to: (i) the proposed appointment of the Nominees to the Board; and (ii) the regulation of the ongoing relationship between the Parties.

In consideration of the mutual rights and covenants herein, the receipt and sufficiency of which is hereby acknowledged, IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1	In this Agreement (including its recitals):
“Accounting Confidential Information”	has the meaning given in clause 13.5;
“Accounting Policies”	has the meaning given in clause 13.1(C);
“acting in concert”	has the meaning given to that term in the UK Takeover Code;
“Affiliate”	means, in respect of a person from time to time: (i) any person Controlled by that person; (ii) any person who has Control over that person; and (iii) any other person Controlled by a person having Control over that person, provided that (x) “Affiliate” in respect of e& shall include EIA but shall not include any other Affiliates of EIA that are not e& or its Controlled Affiliates and (y) for purposes of this Agreement, e& and the Company shall be deemed not to be Affiliates of each other;
4

“Agreement”	means this agreement as it may be amended from time to time;
“Applicable Law”	means any applicable statute, law (including common law), regulation, ordinance, rule, judgment, order, injunction, notice, decree, clearance, approval, directive, requirement or any other form of determination by or decision of any Governmental Authority, in each case, that is binding or applicable to a person or its business or operations, and whether in effect as of the date of this Agreement or at any time thereafter;
“Appointment Letter”	has the meaning given in clause 2.3;
“Articles of Association”	means the Company’s articles of association from time to time;
“Audit and Risk Committee”	means the audit and risk committee of the Board from time to time;
“Board”	means the board of directors of the Company from time to time;
“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for business in London;
“Candidate List”	has the meaning given in clause 2.8;
“Companies Act”	means the Companies Act 2006;
“Confidential Information”	means all Information concerning or relating to, whether directly or indirectly, any member of the Group, including Information concerning or relating to the directors, customers, business, property, assets, affairs, trading practices, research and development activities, plans, proposals and/or prospects of any member of the Group, disclosed by or acquired in any way (and whether directly or indirectly, before on or after the date of this Agreement) from any member of the Group or from any directors, officers, employees, agents, advisers or representatives of any member of the Group and including, for the avoidance of doubt, any Information so disclosed or acquired as a result of or in connection with the Nominees’ positions as Directors (including where such Information is passed from a Nominee to any other e& Relevant Person);
5

“Conflict Matter”	has the meaning given in clause 15.1;
“Control”

means, with respect to any person, the power, directly or indirectly, to:

(A)           exercise voting rights in respect of more than 50 per cent. of the securities having ordinary voting power of that person;

(B)           appoint or remove more than one half of the directors, partners or other persons exercising similar authority with respect to such person; or

(C)           direct, or cause the direction of, the management and policies of such person,

in each case whether through the ownership of voting securities, by contract or otherwise, and “Controls” and “Controlled” shall be interpreted accordingly;

“Controlled Affiliate”	means, in the case of a person from time to time, any person Controlled by that person;
“Corporate Governance Code”	means the UK Corporate Governance Code published from time to time by the Financial Reporting Council;
“Corporate Governance and Compliance Policies”	means all policies or codes relating to corporate governance and/or regulatory compliance adopted by the Board from time to time, or which the Company or the Directors in relation to the Company are subject, including the Corporate Governance Code, the Nasdaq Listing Rules, any securities dealing code, Listing Rules compliance manual or procedures and Disclosure Rules compliance manual or procedures adopted by the Board from time to time;
“Customary Resolutions”	means shareholder resolutions on (i) the election or re-election of Directors selected by the Nominations and Governance Committee and recommended by the Board, (ii) receipt of annual accounts, (iii) approval of remuneration report and policy, (iv) consent to short notice of meetings, (v) appointment and remuneration of auditors, (vi) share allotment authority, (vii) dis-application of pre-emption rights, (xiii) authorization for share buy-backs in the ordinary course and (ix) political donations and expenditures in the ordinary course;
6

“Director”	means a director of the Company;
“Disclosure Rules”	means the disclosure guidance and transparency rules published by the Financial Conduct Authority from time to time under Part VI of FSMA;
“Disposal”	means, with respect to Ordinary Shares, directly or indirectly, any offer, sale, contract to sell, grant or sale of options over, purchase of any option or contract to sell, transfer, charge, pledge, grant of any right or warrant to purchase or otherwise transfer, lend, or dispose of or the entry into of any swap or other agreement that transfers from the e& Group, in whole or in part, any of the consequences of ownership of Ordinary Shares, whether any such transaction described above is to be settled by delivery of Ordinary Shares, in cash or otherwise or any other disposal or agreement to dispose of any Ordinary Shares or any announcement or other publication of the intention to do any of the foregoing;
“e& Group”	means e& and each of e&’s wholly-owned subsidiaries;
“e& Nominee”	has the meaning given in clause 2.1 and clause 2.8;
“e& Nominee Conditions”	has the meaning given in clause 2.1 and “e& Nominee Condition” means any one of them;
“e& Nominee Regulatory Conditions”	means the e& Nominee Condition set out in clauses 2.1(B);
“e& Quarterly Report”	has the meaning given to it in clause 13.5;
“e& Senior Management”	means any of the individuals identified as e& Senior Management in e&’s annual report or any individual replacing or succeeding such individual or any member of the e& board of directors;
“EIA”	means the Emirates Investment Authority, a public institution established under the laws of the United Arab Emirates whose principal business office is at PO Box 3235, International Tower, ADNEC Capital Centre, Abu Dhabi, United Arab Emirates;
“Eligible Issuance”	means an issuance of Ordinary Shares by the Company: (i) on a pre-emptive basis to all or substantially all of the Company’s shareholders or (ii) to third parties (provided, in the case of (ii) that e& or another member of the e& Group is invited to participate in such issuance pro-rata on substantially the same terms);
7

“FSMA”	means the Financial Services and Markets Act 2000;
“General Offer”	an offer for the whole of the issued share capital of the Company, whether by way of a takeover offer or scheme of arrangement (under section 896 of the Companies Act) or otherwise;
“Governmental Authority”	means any governmental, statutory, regulatory, administrative or investigative body or authority, governmental department, agency, commission, stock exchange, competition authority, tribunal, court or arbitral body with competent jurisdiction or other entity authorised to make or enforce laws, rules or regulations, or pass directions having jurisdiction pursuant to Applicable Law;
“Group”	means the Company and its Affiliates;
“Higher Threshold”	means, subject to clause 2.14, members of the e& Group holding, as registered holder, Ordinary Shares, and/or depositary receipts representing Ordinary Shares, representing in aggregate at least 20.0 per cent. of the total number of Voting Rights outstanding;
“Independence Test”	means, in respect of an individual, that the Board reasonably considers such individual to be independent of e& and its Affiliates, applying in good faith the criteria and guidance on independence set out in the Corporate Governance Code (as if the Corporate Governance Code also applied to e& and its Controlled Affiliates, and an individual shall not be considered independent of e& and its Affiliates if such individual is a director, officer or employee of any Affiliate of e& and, for the avoidance of doubt, any of the factors which are likely to impair such individual’s independence, as set out in the Corporate Governance Code, apply to such individual in respect of e& and any of its Affiliates);
“Independent Nominee”	has the meaning given in clause 2.2 and clause 2.9;
“Independent Nominee Conditions”	has the meaning given in clause 2.2 and “Independent Nominee Condition” means any one of them;
8

“Independent Nominee Regulatory Condition”	means the Independent Nominee Condition set out in clause 2.2(B);
“Information”	means all information of whatever nature and in whatever form including in writing, orally, electronically and in a visual or machine readable medium including CD ROM, magnetic and digital form;
“Inside Information”	has the meaning given to that term in the Market Abuse Regulation;
“Interest”	has the meaning given to “interests in securities” in the UK Takeover Code;
“Listing Rules”	means the listing rules published by the Financial Conduct Authority from time to time under Part VI of FSMA;
“Lock-up Period”	has the meaning given in clause 6.1;
“Longstop Date”	has the meaning given in clause 18.1(B)(i);
“Lower Threshold”	means, subject to clause 2.14, members of the e& Group holding, as registered holder, Ordinary Shares, and/or depositary receipts representing Ordinary Shares, representing in aggregate at least 14.6 per cent. of the total number of Voting Rights outstanding;
“Market Abuse Regulation”	means the Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse, as amended and transposed into the laws of the United Kingdom pursuant to the European Union (Withdrawal) Act 2018 and the European Union (Withdrawal Agreement) Act 2020 (including all regulations and technical standards issued thereunder);
“Minimum Share Amount"	means an aggregate number of Ordinary Shares representing at least the lesser of (a) an aggregate market value of $250,000,000 or (b) 1 per cent. of the Voting Rights outstanding;
“Nominations and Governance Committee”	means the nominations and governance committee of the Board from time to time;
“Nominee Return Date”	means, in relation to any Nominee, the date on which such Nominee has been required to resign as a Director pursuant to clause 2.6 or clauses 2.11 and 2.12;
9

“Nominees”	means the e& Nominee and the Independent Nominee and “Nominee” means either of them (as the context requires);
“Ordinary Shares”	means the ordinary shares of 20 20/21 US cents each in the capital of the Company;
“Permitted Action”	has the meaning given in clause 11;
“Proceedings”	has the meaning given in clause 29.2;
“Quarterly Accounts”	has the meaning given in clause 13.1(C);
“Registration Rights Agreement”	means the Registration Rights Agreement between the Parties dated as of the date of this Agreement;
“Regulatory Authorities”	means the governmental or regulatory bodies that enforce the foreign investment laws, competition and merger control laws or other regulatory regimes in respect of the Relevant Jurisdictions;
“Regulatory Conditions”	means the e& Nominee Regulatory Conditions and the Independent Nominee Regulatory Conditions and “Regulatory Condition” means any one of them;
“Relevant Jurisdictions”	means the jurisdictions agreed between the Parties as of the date of this Agreement;
“Relevant Person”

means:

(i) in the case of e& (an “e& Relevant Person”), (x) each of e&’s Controlled Affiliates, each of e&’s and e&’s Controlled Affiliates’ directors, officers, employees and agents and (y) each Nominee; and

(ii) in the case of the Company (a “Company Relevant Person”), each of the Company’s Affiliates, and each of the Company’s and the Company’s Affiliates’ directors (other than the Nominees), officers, employees and agents;

“Remuneration Committee”	means the remuneration committee of the Board from time to time;
“Remuneration Policy”	means the Directors’ remuneration policy adopted by the Company from time to time;
“Requirements”	has the meaning given in clause 4.4;
10

“Return Date”	means the date on which both Nominees from time to time have been required to resign as Directors pursuant to clauses 2.11 and 2.12;
“Service Document”	means a claim form, application notice, order, judgment or other document relating to any Proceedings;
“Transaction”	has the meaning given in clause 7.1(D);
“UK”	means the United Kingdom;
“UK Takeover Code”	means the City Code on Takeovers and Mergers;
“Voting Rights”	means, in relation to the securities of the Company, voting rights attaching to securities of the Company which are generally exercisable at meetings of shareholders of the Company;
“wholly-owned subsidiary”	has the meaning given in section 1159(2) of the Companies Act; and
“Working Hours”	means 9.30 a.m. to 5.30 p.m. on a Business Day.

1.2	In this Agreement, unless otherwise specified:
(A)	references to clauses, schedules or appendices are to clauses, schedules or appendices of this Agreement;
(B)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;
(C)	references to the singular shall include references to the plural and vice versa;
(D)	the words “including” and “include” shall not be construed as or take effect as limiting the generality of the foregoing words;
(E)	the rule known as the ejusdem generis rule shall not apply and, accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;
(F)	references to a day mean a period of 24 hours from midnight to midnight in the United Kingdom;
(G)	the headings shall not be construed as part of this Agreement nor affect its interpretation;
11

(H)	references to recommendations, consents or determinations given by the Board shall mean recommendations, consents or determinations given by a majority of the Board members voting on the matter in question;
(I)	a reference to a “person” includes any natural person, limited or unlimited liability company, corporation or other body corporate, firm, partnership (whether limited or unlimited), organisation, proprietorship, trust, union, association, government or any agency or political subdivision thereof; and
(J)	a reference to a “company” includes any company, corporation or any other body corporate (wherever incorporated or established) but does not include partnerships that, whether or not having separate legal personality, are not regarded as a body corporate under the law by which they are governed.
2.	APPOINTMENT AND REMOVAL OF THE NOMINEES
2.1	Subject to:
(A)	the e& Group satisfying, and continuing to satisfy at the time at which all of the other e& Nominee Conditions are satisfied, the Lower Threshold; and
(B)	e& having obtained all necessary approvals required from the Regulatory Authorities to hold up to (but not including) 15 per cent. of the Company’s Voting Rights and nominate one non-executive director to the Board, or else having received confirmation from the relevant Regulatory Authorities of the same not being required in the Relevant Jurisdiction(s) (or it otherwise being agreed between external counsel on behalf of each of the Parties that the same are not required),

(together, the “e& Nominee Conditions”), e& shall be entitled to nominate the e& Group CEO as at the date of this Agreement for appointment by the Board as a non-executive Director (the “e& Nominee”). The Company shall procure that, on or before the date that is seven Business Days after the date on which e& has notified the Company to its satisfaction that all of the e& Nominee Conditions have been satisfied, the Board shall appoint such e& Nominee to serve as a non-executive Director provided that such e& Nominee complies with the Requirements at the time of appointment.

2.2	Subject to:
(A)	the e& Group satisfying, and continuing to satisfy at the time at which all of the other Independent Nominee Conditions are satisfied, the Higher Threshold; and
(B)	e& having obtained all necessary approvals required from the Regulatory Authorities to hold up to (but not including) 20 per cent. of the Company’s Voting Rights and nominate two non-executive directors to the Board, or else having received confirmation from the relevant Regulatory Authorities of the same not being required in the Relevant Jurisdiction(s) (or it otherwise being agreed between external counsel on behalf of each of the Parties that the same are not required),
12

(together, the “Independent Nominee Conditions”), and clause 2.14(C), e& shall be entitled, after consulting with the Company in good faith regarding the identity of such individual, to nominate an individual who:

(i)	e& reasonably considers to have an appropriate mix of skills and experience to act as a non-executive Director of the Company;
(ii)	may not be an officer, director of e& or any of its Affiliates; and
(iii)	satisfies the Independence Test,

for appointment by the Board as a non-executive Director (the “Independent Nominee”). The Company shall procure that, on or before the date that is seven Business Days after the date on which e& notifies to the Company to the Company’s satisfaction that all of the Independent Nominee Conditions have been satisfied, the Board shall appoint such Independent Nominee to serve as a non-executive Director provided that: (i) such appointment has been approved and recommended to the Board by the Nominations and Governance Committee (such approval and recommendation not to be unreasonably withheld or delayed); and (ii) such Independent Nominee complies with the Requirements at the time of appointment. To the extent that any such person is not so approved and recommended to the Board by the Nominations and Governance Committee, e& shall (provided the Independent Nominee Conditions continue to be met) be entitled to continue to nominate an alternative individual for approval as Independent Nominee until an individual is approved and recommended as Independent Nominee, with the foregoing provisions of this clause applying equally for such purpose.

2.3	Any appointment of a Nominee in accordance with this Agreement shall be effected pursuant to an appointment letter (each an “Appointment Letter”) to be agreed by the Company and e& and which shall substantially be in the form in which the other non-executive Directors of the Company are appointed from time to time, save for such amendments as are reasonably necessary to reflect the terms of this Agreement. If and to the extent that any of the provisions of this Agreement conflict with the provisions set out in any Appointment Letter, the terms of this Agreement shall prevail.
2.4	e& shall promptly provide to the Company all information and/or documentation reasonably requested by the Company:
(A)	in connection with assessing eligibility and other criteria applicable to each Nominee (including the Independence Test in respect of the Independent Nominee);
(B)	required by Applicable Law or which is otherwise necessary in order to comply with or satisfy any regulatory, compliance or legal obligations (including any relevant stock exchange rules and listing standards) in connection with the appointment of a Nominee; and/or
13

(C)	required by the Company in connection with the appointment of a Nominee in order to comply with any Corporate Governance and Compliance Policy or any of the Company’s own internal policies and procedures.
2.5	e& acknowledges that, after the appointment of a Nominee to the Board in accordance with this clause 2, such Nominee shall be subject to annual retirement and re-election as set out in the Articles of Association and in accordance with the Corporate Governance and Compliance Policies and, though it is understood that each appointed Nominee shall be nominated and recommended by the Board for election by the Company’s shareholders as a non-executive director at each subsequent annual general meeting of the Company shareholders in such circumstances, there shall be no cause of action under this Agreement if the Company’s shareholders vote against the appointment, election or re-election (as applicable) of either Nominee.
2.6	e& shall be entitled at any time after the appointment of a Nominee to the Board in accordance with this clause 2, by notice in writing to the Company, to remove such Nominee as a Director. e& shall procure that the relevant Nominee resigns as a Director promptly upon the Company’s receipt of such a notice (with their resignation letter being substantially in the form set out in Appendix 1 to this Agreement).
2.7	If, at any time after the appointment of a Nominee to the Board in accordance with this clause 2, a vacancy on the Board is created as a result of:
(A)	such Nominee’s death or incapacity;
(B)	the resignation of a Nominee voluntarily or pursuant to clause 2.6; or
(C)	the termination of a Nominee’s appointment pursuant to clause 2.11(A)(ii) or clause 2.11(C),

then clauses 2.8 and 2.9 shall apply.

2.8	In the case of a Board vacancy created by the resignation, removal or dismissal of the e& Nominee in the circumstances set out in clause 2.7, e& shall be entitled, after consulting with the Company in good faith regarding the identity of the proposed replacement for such e& Nominee (who must be a member of the e& Senior Management Team), to propose to the Company (i) a list of no fewer than three such members of the e& Senior Management Team who e& reasonably considers to have an appropriate mix of skills and experience to act as a non-executive Director of the Company (the “Candidate List”) and (ii) e&’s order of preference for the individuals in the Candidate List, and the Board shall:
(A)	subject to the resignation, removal or dismissal of the e& Nominee being replaced, appoint the first individual from the Candidate List in e&’s order of preference to the Board as a non-executive director, subject to the approval of the Nominations and Governance Committee and its recommendation to the Board (such approval and recommendation not to be unreasonably withheld or delayed);
(B)	to the extent that any such person is not so approved and recommended to the Board by the Nominations and Governance Committee, appoint the second individual from the Candidates List in e&’s order of preference to the Board as a non-executive director, subject to the approval of the Nominations and Governance Committee and its recommendation to the Board (such approval and recommendation not to be unreasonably withheld or delayed); and
14

(C)	to the extent that any such person is not so approved and recommended to the Board by the Nominations and Governance Committee, appoint the third individual from the Candidate List in e&’s order of preference to the Board as a non-executive director (such appointment not being conditioned on any approval or recommendation by the Nominations and Governance Committee), and

thereafter, such individual appointed pursuant to this clause 2.8 shall, on becoming a Director, become an “e& Nominee” under this Agreement (in substitution for the e& Nominee replaced by such individual).

2.9	In the case of a Board vacancy created by the removal or dismissal of the Independent Nominee in the circumstances set out in clause 2.7, e& shall be entitled, after consulting with the Company in good faith regarding the identity of a proposed replacement for such Nominee, to nominate an alternative individual who e& reasonably considers to have an appropriate mix of skills and experience to act as a non-executive Director of the Company (and who may not be an officer, director of e& or any of its Affiliates) for appointment by the Board as a non-executive Director. The Company shall procure that the Board appoints such individual to serve as a non-executive Director provided that:
(i)	such individual satisfies the Independence Test;
(ii)	such appointment has been approved by Board on the recommendation of the Nominations and Governance Committee (such approval and recommendation not to be unreasonably withheld or delayed); and
(iii)	such individual complies with the Requirements,

and thereafter such individual shall, on becoming a Director, become an “Independent Nominee” under this Agreement (in substitution for the Independent Nominee replaced by such individual). To the extent that any such person is not so approved and recommended to the Board by the Nominations and Governance Committee, e& shall (provided the Independent Nominee Conditions continue to be met) be entitled to continue to nominate an alternative individual for approval as Independent Nominee until an individual is approved and recommended as Independent Nominee, with the foregoing provisions of this clause applying equally for such purpose.

15

2.10	The Company agrees that the Board and the Nominations and Governance Committee shall meet promptly and as many times as are necessary (whether or not such meetings have been previously scheduled) after receipt of any request from e& to nominate or replace any Nominee pursuant to this clause 2 to consider in a reasonably timely manner (and in any event within 7 Business Days) such request in accordance with this Agreement.
2.11	The Company may, by notice in writing to e&, immediately terminate the appointment of:
(A)	the Independent Nominee if:
(i)	the e& Group ceases to, following satisfaction of the Independent Nominee Conditions, satisfy the Higher Threshold; or
(ii)	the Independent Nominee ceases at any time to satisfy the Independence Test;
(B)	each Nominee if this Agreement terminates in accordance with clause 18; and
(C)	either Nominee if:
(i)	such Nominee is removed from office by the Company’s shareholders in accordance with the Companies Act and the Articles of Association or otherwise ceases to be a Director in accordance with the Articles of Association; or
(ii)	such Nominee fails to comply with his or her Appointment Letter in any material respect or is disqualified from acting as a Director by any Applicable Law or otherwise fails to comply with any of the Requirements in any material respect in circumstances which are either incapable of remedy within a reasonable time or else are not remedied to the Company’s reasonable satisfaction within such period.
2.12	e& agrees that, if the appointment of a Nominee as a Director is terminated by the Company in any of the circumstances set out in clause 2.11, then e& shall promptly procure the resignation of such Nominee (with their resignation letter being substantially in the form set out in Appendix 1 to this Agreement).
2.13	If a Nominee refuses to resign when required to do so pursuant to this clause 2, then the Company and e& shall use all reasonable endeavours to procure that such Nominee is removed pursuant to section 168 of the Companies Act as soon as reasonably practicable.
2.14	Notwithstanding any other term of this Agreement:
(A)	the dilutive effect of any issuance by the Company of Ordinary Shares (including upon conversion of other securities of the Company) on the Voting Rights held by the e& Group following the date of this Agreement, other than in connection with an Eligible Issuance, shall be disregarded when determining whether or not the Lower Threshold or the Higher Threshold is satisfied by the e& Group;
16

(B)	the Higher Threshold shall be treated as having been satisfied where: (i) the Independent Nominee Regulatory Condition has been satisfied; (ii) the e& Group has demonstrated to the Company’s reasonable satisfaction that it is not permitted under Applicable Law to hold 20 per cent. or more of the Company’s Voting Rights; and (iii) members of the e& Group hold as registered holder, Ordinary Shares, and/or depositary receipts representing Ordinary Shares, representing in aggregate at least 20 per cent. of the total number of Voting Rights outstanding, less a buffer of no more than 0.4% of the total number of Voting Rights outstanding (provided that if the condition under (ii) above ceases to be satisfied, this buffer shall no longer apply from the end of the second month following the time at which the e& Group becomes permitted under Applicable Law to hold 20 per cent. or more of the Company’s Voting Rights outstanding); and
(C)	if the Independent Nominee’s appointment is terminated pursuant to Clause 2.11(A)(i), e& shall no longer have the right to appoint an Independent Nominee, even if the Independent Nominee Conditions are thereafter satisfied.
2.15	The Parties acknowledge that, during the term of this Agreement, it is their mutual expectation that the total size of the Board (including the Nominees) shall not exceed 15.
2.16	In the event of any inconsistency between the provisions of this Agreement relating to the appointment of a Nominee and the Articles of Association, to the extent permitted by Applicable Law, the provisions of this Agreement shall prevail as between e& and the Company.
3.	OBLIGATIONS IN CONNECTION WITH REGULATORY CONDITIONS
3.1	The Company shall provide e& with such assistance, documentation and information as e& reasonably requires for the purpose of satisfying the Regulatory Conditions and to identify, and thereafter obtain, any further equivalent regulatory approvals required for the e& Group to acquire up to (but not including) 25 per cent. of the Company’s Voting Rights and nominate the Nominees under clause 2.
3.2	e& shall use all reasonable endeavours to fulfil or procure the fulfilment of the Regulatory Conditions as soon as reasonably practicable and in any event before the Longstop Date, provided that nothing herein shall require e& or any of its Relevant Persons to offer, agree or commit to, any restrictions or remedies (including any divestiture of assets, behavioural remedy, or other restrictions to use, own or operate e&’s and its Affiliates’ assets) that are requested or required by any Regulatory Authority for the purposes of fulfilment of the Regulatory Conditions.
17

3.3	Nothing in this clause 3 shall require the Company or any other member of the Group to provide or disclose to e& or any of e&’s Affiliates, or to its or their respective advisers, any information:
(A)	that the Company or any other member of the Group is prevented from providing under Applicable Law (including a request for non-disclosure made by a Governmental Authority) or the terms of an existing contract to which it is a party (provided that, in such latter case, the Company will use reasonable endeavours to obtain the consent from the relevant parties under such contract, if the information is reasonably necessary for the purposes of fulfilment of the Regulatory Conditions); or
(B)	where the Company reasonably considers that disclosure of such information would be materially and disproportionately prejudicial to the Company’s commercial, reputational or legal interests.
3.4	The Company shall not, and shall procure that no other member of the Group shall, take any action the primary purpose of which would reasonably be regarded as being to prejudice, render materially more difficult or otherwise materially delay the satisfaction of any Regulatory Condition. This clause 3.4 shall not prohibit the Company or any other member of the Group from:
(A)	taking any action which the Company or relevant other member of the Group reasonably believes is required under Applicable Law or by a Governmental Authority; or
(B)	taking any action in relation to any actual or threatened litigation or other dispute resolution process in which any member of the Group is or may be involved.
3.5	Each Party shall promptly notify the other Party:
(A)	upon becoming aware that any Regulatory Condition has been satisfied; and
(B)	upon becoming aware of any fact or circumstance which makes any of the Regulatory Conditions incapable of being satisfied.
4.	RIGHTS AND OBLIGATIONS OF THE NOMINEES
4.1	Following appointment of a Nominee as a Director, and until such Nominee ceases to be a Director, the Company shall, save as otherwise provided in this Agreement and/or such Nominee’s Appointment Letter, treat such Nominee in a manner consistent with the treatment of the non-executive Directors as a whole, and in particular shall procure that such Nominee is covered by the Company’s directors’ and officers’ liability insurance to the same extent as other non-executive Directors, and at the Company’s expense.
18

4.2	Subject to and in accordance with the Remuneration Policy, the approval of the Remuneration Committee (not to be unreasonably withheld or delayed), the relevant Director’s Appointment Letter, the Articles of Association, the Corporate Governance and Compliance Policies and any other policies of the Company from time to time relating to remuneration and/or reimbursement of expenses to the extent applicable to each non-executive director and made available to e& and the Nominees, the Independent Nominee shall:
(A)	be entitled to fees from the Company in respect of his or her position as a Director on the same or substantially the same basis as the other non-executive Directors of equivalent roles and responsibilities from time to time; and
(B)	be entitled to reimbursement by the Company of all reasonable out-of-pocket expenses necessarily incurred by such Nominee in carrying out his or her duties as a Director.
4.3	Save as provided pursuant to clause 4.2, e& shall bear all of the costs and expenses of the Nominees.
4.4	e& acknowledges that each Nominee shall have all of the rights and obligations, including fiduciary duties to the Company, of a director under Applicable Law, the Articles of Association, the Corporate Governance and Compliance Policies and all of the Company’s other internal policies, procedures, codes, rules, standards and guidelines (together, the “Requirements”), and undertakes to use all reasonable endeavours to procure that such Nominee shall comply with the Requirements at all times.
4.5	e& shall procure that neither Nominee appoints an alternate Director, unless the Board (excluding the Nominees) provides its prior written consent.
5.	COMMITTEE MEMBERSHIP
5.1	The Parties acknowledge and agree that:
(A)	without prejudice to clause 5.1(C), for so long as the appointment of a Nominee to the Audit and Risk Committee or the Remuneration Committee (as applicable) would not be in compliance with the Corporate Governance Code and/or the Nasdaq Listing Rules as applicable to the Company, that Nominee shall not be entitled to be appointed as a member of the Audit and Risk Committee or the Remuneration Committee (as applicable), but may be invited to attend meetings of the Audit and Risk Committee and the Remuneration Committee on the same basis as other non-executive Directors who are not members of those committees are so invited, having due regard to the relevant Nominee’s skills and experience;
(B)	with effect from the date of appointment of any e& Nominee, the Board shall, at e&’s request, appoint the e& Nominee as a member of the Nominations and Governance Committee in addition to (and not in substitution for any of) the members of the Nominations and Governance Committee at such time, provided that the e& Nominee shall not receive, or be entitled to receive, any Information, and shall not be entitled to participate in any proceedings of the Nominations and Governance Committee relating to the nomination, appointment, election and/or re-election of any actual or prospective Nominee; and
19

(C)	subject to the Corporate Governance and Compliance Policies and with effect from the date of his or her respective appointment as a Director, each Nominee may be considered by the Board for appointment as a member of, or invited to attend meetings of, any other committee of the Board from time to time on the same basis as other non-executive Directors, having due regard to such Nominee’s skills and experience.
5.2	The Parties acknowledge and agree that the continuing appointment of a Nominee to any committees of the Board shall, at all times, be subject to such appointment being permitted by the Corporate Governance Code and Applicable Laws.
6.	SHARE TRANSFERS
6.1	Subject to clause 6.2, e& undertakes to the Company that it shall not (and shall procure that no member of the e& Group shall) effect any Disposal of any Ordinary Shares during the two years following the date of this Agreement (the “Lock-up Period”).
6.2	Clause 6.1 shall not restrict any Disposal of Ordinary Shares:
(A)	arising from the acceptance of a General Offer made by a third party in accordance with the UK Takeover Code (whether or not recommended by the Board);
(B)	pursuant to any compromise, scheme of arrangement or scheme of reconstruction in respect of the Company which is approved by a court of competent jurisdiction, provided that participating in any such compromise, scheme of arrangement or scheme of reconstruction in respect of the Company is not prohibited by any other provision of this Agreement and is otherwise in accordance with the recommendation of the Board;
(C)	pursuant to a share buyback programme, tender offer or similar transaction to repurchase, redeem or reduce Ordinary Shares which is initiated by the Company or any Transaction recommended by the Board;
(D)	between members of the e& Group; or
(E)	up to an aggregate maximum in each twelve-month period from the date of this Agreement until the expiry of the Lock-up Period of Ordinary Shares representing 3 per cent. of the Voting Rights, provided that: (i) the Lower Threshold continues to be satisfied following completion of such Disposal; and (ii) any such Disposals, to the extent effected on a lit-market, do not constitute more than 25 per cent. of the average daily volume of the Ordinary Shares in any one day on the market on which the Disposal is carried out.
20

6.3	The Parties further agree that clause 6.1 shall not restrict any member of the e& Group from granting any pledge or other security interest over Ordinary Shares and/or entering into any swap, option, collar or other arrangement that transfers, in whole or in part, any of the consequences of ownership of Ordinary Shares to the extent any such action is part of a single transaction to acquire legal and beneficial title for the e& Group to additional Ordinary Shares to the extent permitted by this Agreement.
6.4	e& shall:
(A)	to the extent permitted under Applicable Law, notify the Company of any proposed Disposal following the expiry of the Lock-up Period or pursuant to clause 6.2(E) of any Ordinary Shares held by any member of the e& Group (other than any Disposal (i) pursuant to clauses 6.2(A) to 6.2(D) (inclusive) or clause 11(A) or (ii) that constitute less than 25 per cent. of the average daily volume of the Ordinary Shares in any one day on the market on which the Disposal is carried out) at least two Business Days prior to the date of such Disposal;
(B)	take into account any reasonable representations made by the Company in respect of any such Disposal (including with respect to the timing of such Disposal); and
(C)	use all reasonable endeavours to procure that such Disposal is undertaken in such a manner as would reasonably be expected to maintain an orderly market in the Ordinary Shares.
6.5	Without limiting any additional rights that e& may have under the Registration Rights Agreement, if at any time following the Lock-up Period, e& intends to dispose of the Company’s shares representing at least the Minimum Share Amount either as a single transaction or series of connected transactions, the Company shall on written request (but no more frequently than twice per calendar year, save that the Company shall act reasonably and discuss in good faith any more frequent requests where e& reasonably considers that the same would be necessary or desirable in light of general market conditions) provide e& with reasonable assistance to facilitate such disposal whether through underwritten offerings, open market sales or privately negotiated transactions, including (i) affording to one law firm and one accounting firm in respect of each of e& and/ or any underwriters, reasonable access to pertinent books, contracts and other corporate and financial records of the Company, (ii) providing reasonable availability of senior management of the Company to provide customary due diligence assistance in connection with any such transfer or offering, taking into account the Company’s reasonable business needs and (iii) providing all reasonably required information in the Company’s possession for any prospectus, offering circular, information memorandum or similar document required in connection with any such transfer or offering.
7.	STANDSTILL
7.1	e& undertakes and agrees that (unless specifically requested or approved in writing by the Company, acting through a resolution of the Board (excluding the Nominees)), it shall not, and it shall procure that each other e& Relevant Person (and any other person who is acting in concert with e& or any other e& Relevant Person (in relation to the Company)) shall not, whether directly or indirectly, in any manner, for the duration of this Agreement:
21

(A)	acquire, offer or propose to acquire, or agree to acquire (by any means, including by way of purchase, tender or exchange offer, acquisition of control of another person, joining a partnership, limited partnership or other group or through swap or hedging transactions or otherwise) an Interest which would result in e& (taken together with all other e& Relevant Persons and any other person who is acting in concert with any e& Relevant Person (in relation to the Company)) owning, controlling or otherwise having any Interest which, in aggregate, is in excess of such number of Ordinary Shares of the Company as represent 24.99 per cent. of the total number of Voting Rights from time to time, provided that such percentage shall be deemed not to have been exceeded to the extent arising as a result of (i) any repurchase, redemption or reduction of Ordinary Shares undertaken by the Company that reduces the number of Voting Rights or (ii) any member of the e& Group taking up its rights, or subscribing for or acquiring Ordinary Shares or other securities of the Company pursuant to any offerings or issues of Ordinary Shares or other securities of the Company made by the Company to its shareholders, provided it takes no action to participate on more than a pro-rata basis;
(B)	other than as otherwise permitted by clause 6, take any action or propose or agree to take any action to enter into a securities borrowing or lending transaction in respect of securities of the Company or any other arrangement in which any securities of the Company are or may be used as collateral in respect of any borrowing or lending transaction;
(C)	other than as otherwise permitted by clause 6, take any action or propose or agree to take any action to enter into a transaction which is intended to hedge the economic exposure of the e& Group to its holding of Ordinary Shares in the Company, or which otherwise transfers, in whole or in part, any of the consequences of ownership of Ordinary Shares without constituting a sale or transfer of the Ordinary Shares;
(D)	effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist, support or facilitate any other person to effect, seek to effect, offer or propose to effect or participate in, any takeover, tender or exchange offer, merger, consolidation, acquisition, scheme, arrangement, business combination, recapitalisation, reorganisation, sale or acquisition of assets, liquidation, dissolution or other transaction involving the Company or any of its Affiliates or joint ventures or any of their respective securities (each, a “Transaction”), or frustrate or seek to frustrate any Transaction proposed by or endorsed by the Company, or make any public statement with respect to a Transaction, in each case that is inconsistent with the position of the Board; or
22

(E)	enter into any discussions, negotiations, agreements or understandings with any third party with respect to any of the foregoing or knowingly encourage or seek to persuade any third party to take any action or make any statement with respect to any of the foregoing.
7.2	e& hereby warrants and confirms that, as at the date of this Agreement and save as disclosed in Schedule 1 hereto:
(A)	none of e& and its Affiliates:
(i)	has any Interest or right to subscribe for securities of the Company;
(ii)	has any short position (whether conditional or absolute and whether in the money or otherwise) relating to any securities of the Company, including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery; or
(iii)	has borrowed or lent any securities of the Company; and
(B)	Atlas 2022 Holding Limited is a wholly-owned subsidiary of e&.
7.3	e& warrants that, as at the date of this Agreement, no e& Relevant Person is acting in concert with any other shareholder of the Company or any person in relation to the securities of the Company and undertakes that, for the duration of this Agreement, no e& Relevant Person shall act in concert with any other shareholder of the Company or any other person (other than an e& Relevant Person) in relation to the securities of the Company.
8.	COMMUNICATIONS
8.1	Each Party undertakes and agrees that it shall not, and it shall procure that each of its Relevant Persons shall not, whether directly or indirectly, in any manner, for the duration of this Agreement:
(A)	make any statement or announcement that constitutes an attack on or criticism of, or otherwise disparages or causes to be disparaged the other Party (or any other member of the Group (where the other Party is the Company) or the e& Group (where the other Party is e&)) (or their respective management, policies, performance, affairs, securities or assets) or any of its or their current or former directors, officers or employees;
(B)	send any communications to the other Party which attack or criticise, or otherwise disparage the other Party (or the Board and any other member of the Group (where the other Party is the Company) or the e& Group (where the other Party is e&)) or any of any such person’s respective current or former directors, officers or employees;
23

(C)	unless specifically requested or approved in writing by the other Party (in the case of the Company, acting through a resolution of the Board (excluding the Nominees)), communicate with any other shareholder of the other Party from time to time, including by sending any documents, circulars or other communications, regarding any intent, purpose, plan or proposal with respect to the other Party (or the Board and any other member of the Group (where the other Party is the Company) or the e& Group (where the other Party is e&)), its management, policies and affairs, any of its securities or assets or this Agreement; or
(D)	enter into discussions, negotiations, agreements or understandings with any third parties with respect to any of the foregoing or knowingly encourage or seek to persuade any third party to take any action or make any statement with respect to any of the foregoing.
8.2	Clause 8.1 shall not prohibit:
(A)	any Relevant Person of a Party from making any disclosure or statement which is required to be made pursuant to Applicable Law, provided any such disclosure or statement will (to the extent permitted by Applicable Law and where practicable) be made only after prompt consultation with the other Party and after taking into account the other Party’s reasonable requirements as to its timing, content and manner of making;
(B)	any Relevant Person of a Party from asserting or enforcing any rights, claims or defences, or pursuing any remedies (x) in any action, litigation or investigation against such Relevant Person or (y) under this Agreement, any Appointment Letter, the Registration Rights Agreement or any other agreement between e& or any of its Affiliates and any member of the Group;
(C)	any Relevant Persons of a Party from communicating privately with: (i) the other Relevant Persons of such Party and/or (ii) the Relevant Persons of the other Party, in each case, regarding the matters set out in clause 8.1, provided that any such communications are not intended to, and would not reasonably be expected to, result in public disclosure of such communications;
(D)	any Director (including a Nominee) from freely expressing their views during any Board meetings or committee meetings, including, without limitation, in making any recommendation, consistent with their fiduciary duties, which is required to be given to the Company's shareholders in respect of any resolution of the Company's shareholders; or
(E)	e&, or any other e& Relevant Person, from commenting, as part of ordinary course scheduled investor or analyst meetings, meetings with credit rating agencies, or similar ordinary course communications with investors, analysts and credit rating agencies on e&’s truly held beliefs regarding the performance of the e& Group’s investment in the Company, including with regard to the Company’s strategic performance and direction, provided that (and to the extent that) e& shall:
24

(i)	(to the extent permitted by Applicable Laws) in good time in advance of any such scheduled meeting or communication, first share with the Company the substance and content of any such proposed communications (including drafts of any reference to the Company (or any other Company Relevant Person) in any periodic releases in connection with such event, and any draft Q&A responses);
(ii)	act reasonably to consult with the Company in relation to such content, and act in good faith to take into account the Company’s reasonable comments thereon;
(iii)	not, and use its reasonable endeavours to procure that its agents and representatives do not, materially deviate from such messaging or content when commenting to investors or analysts in respect of the same; and
(iv)	for the avoidance of doubt, not thereby disclose (and shall procure that any other e& Relevant Persons shall not thereby disclose) any Confidential Information, unless otherwise permitted by this Agreement.
9.	CORPORATE ACTIONS
9.1	Save in so far as the same is (or is strictly necessary to effect) a Permitted Action, e& undertakes and agrees that it shall not, and it shall procure that each other e& Relevant Person shall not, whether directly or indirectly, in any manner, for the duration of this Agreement:
(A)	do or seek to do any of the following: (i) requisition a general meeting of the Company or any other meeting of all or some of the Company’s shareholders; (ii) propose a resolution to be put forward at a general meeting of the Company or any other meeting of all or some of the Company’s shareholders; or (iii) circulate (or request the circulation of) a statement to the Company’s shareholders;
(B)	solicit proxies in any proxy solicitation (or consents or other authority, if applicable) of shareholders of the Company (including any solicitation asking shareholders to withhold votes on a matter or vote on a matter) other than consistent with the recommendation of the Board, or conduct any other type of referendum (binding or non-binding) of shareholders of the Company or (save where required to do so by Applicable Law) publicly disclose how it intends to vote or act on any such matter;
(C)	provide an irrevocable undertaking or letter of intent in respect of its Interest in the Company to any person (other than at the request of the Board in relation to any transaction or proposal that is recommended by the Board);
(D)	commence or threaten any litigation (including any derivative action) in its capacity as shareholder against the Company, any other member of the Group, or any of its or their current or former directors, officers or employees;
25

(E)	without the prior written consent of the Company, knowingly employ, solicit or engage, in any capacity any director, officer or employee of any member of the Group, save that this clause 9.1(E) shall not apply to the employment of any person: (i) who responds to a general public advertisement which is not specifically directed at that person; (ii) who approaches any e& Relevant Person on an unsolicited basis; or (iii) following cessation of, or agreement to terminate, that person’s employment with the Group without any solicitation or encouragement by any e& Relevant Person; or
(F)	enter into any discussions (subject to Clause 9.3), negotiations, agreements or understandings with any third party with respect to any of the foregoing or knowingly encourage or seek to persuade any third party to take any action or make any statement with respect to any of the foregoing.
9.2	e& shall notify the chair of the Board as soon as practicable, and within one Business Day, if, during the term of this Agreement, any member of the e& Group determines that it wishes to accept a General Offer made by a third party which has not been recommended by the Board.
9.3	If e& (or any of its Controlled Affiliates) is approached by or on behalf of any shareholders, financing parties and/or third parties in respect of any potential acquisition or other transaction relating to the Company or its assets, then after having undertaken only such discussions as are reasonably necessary to allow the third party to explain its proposal (and without e& offering any views on the proposal or negotiating any terms), e& shall notify the chair of the Board of the same as soon as practicable and, in any event, no later than the tenth Business Day after an approach. Following such notification, e& may only continue such discussions in consultation with the Board and shall cease them if requested by the Board. For the purposes of this Agreement, the existence and substance of any such discussions shall be treated as Confidential Information about the Company held by e& and subject to clause 14 of this Agreement.
9.4	It is acknowledged by the Parties that e& may, from time to time and on its own account, give consideration to potential acquisitions or other transactions relating to the Company or its assets. If it does so, e& may not discuss any such transaction with any third parties without the prior consent of the Board and will cease consideration of any such transaction if requested to do so by the Board.
10.	VOTING
10.1	For the duration of this Agreement, e& shall cause all shares carrying Voting Rights which are beneficially owned by the e& Group to be present for quorum purposes and to be voted in accordance with any recommendations given by the Board in respect of all Customary Resolutions proposed by the Board at any general meeting of the Company or any other meeting of all or some of the Company’s shareholders.
26

10.2	Nothing in this Agreement shall limit, restrict or prevent: (i) e& from voting any shares carrying Voting Rights which are beneficially owned, directly or indirectly by the e& Group, in such manner as they may determine in its absolute discretion in respect of any shareholder resolutions of the Company which are not Customary Resolutions or, subject to the procedures set out in clause 8.2(E)(i) to (iv), explaining that it has voted in a particular way (or not voted); or (ii) subject to Applicable Law and their fiduciary duties, the Nominees from voting in respect of any Board resolution or Board consent in such manner as they may determine in their absolute discretion.
11.	PERMITTED ACTIONS

Notwithstanding any other provision of this Agreement, nothing in this Agreement (including clauses 6, 7, 8 and 9) shall prohibit any of e&’s Relevant Persons or any other person who is acting in concert with any such e& Relevant Person (in relation to the Company) from:

(A)	without prejudice to clause 9.2, accepting a General Offer made by a third party (whether recommended or not by the Board);
(B)	making, or announcing a firm intention to make, a General Offer which is recommended by the Board (excluding the Nominees), provided that e& shall procure that: (i) no e& Relevant Person shall take any such step unless it has first obtained the recommendation of the Board (excluding the Nominees); and (ii) any such e& Relevant Person shall promptly withdraw such General Offer if the Board (excluding the Nominees) withdraws its recommendation of such General Offer;
(C)	making, or announcing a firm intention to make, a General Offer in circumstances where a third party has made or has announced under Rule 2.7 of the UK Takeover Code a General Offer; or
(D)	asserting or enforcing any rights, claims or defences, or pursuing any remedies it may have against the Company or any of its Relevant Persons in any action, litigation or investigation under the Relationship Agreement, any Appointment Letter or the Registration Rights Agreement or any other agreement between e& or any of its Affiliates and any member of the Group,

((A) – (D) above, the “Permitted Actions”).

12.	ANNOUNCEMENTS
12.1	The Company and e& shall promptly following the entry into of this Agreement each issue a press release in the form agreed between the Parties. The Parties shall not make any public statement in respect of the matters contemplated by this Agreement which would be inconsistent with such press releases, except as required by Applicable Law or any Governmental Authority (in each case provided that such announcement will (to the extent permitted by Applicable Law and reasonably practicable) be made only after prompt consultation with the other Party and after taking into account the other Party’s reasonable comments as to the timing, content and manner of making) or with the prior written consent of the other Party.
27

12.2	The Company acknowledges that e& may file a copy of this Agreement as an exhibit to a Schedule 13D filing or Schedule 13D/A filing in respect of its interest in the Company under the U.S. Securities Exchange Act of 1934 and the Company may file a copy of this Agreement as an exhibit to its annual report on Form 20-F. To the extent permitted by Applicable Laws and reasonably practicable, e& and the Company shall make any such filing only after consultation with the other Party and shall consider the other Party’s reasonable comments regarding such filing received, in the case of the Company’s annual report on Form 20-F, at least five Business Days prior to the respective document’s filing.
12.3	Save as permitted pursuant to clauses 12.1 and 12.2, neither Party shall (and shall procure that none of its Relevant Persons shall) issue any press release or any other public statement or public announcement announcing the entry into this Agreement.
13.	REPORTING INFORMATION
13.1	The Company shall provide e& with access to, and copies of, the following, in each case to the extent permitted by Applicable Law:
(A)	as soon as reasonably practicable after being circulated to the Board any initial or revised business plan and operating budget for the Group as adopted by the Board from time to time;
(B)	as soon as reasonably practicable after being circulated to the Board (and only for each month in which there is a Board meeting that receives this reporting), the monthly management accounts of the Group in such form as are distributed to the Board, showing, inter alia, the consolidated revenue, and operating results of the Group on a monthly and financial year-to-date basis;

(C)	no later than 10 Business Days after the date of external publication of the annual, half-yearly and quarterly results of the Group, a quarterly report of the Group prepared by the executive management of the Company on the basis of the accounting policies, practices and procedures of the Group (the “Accounting Policies”) showing, amongst other things, the consolidated balance sheet, consolidated income statement, consolidated statement of comprehensive income, borrowings and (only in the case of a quarter ending at a half year end and a financial year-end) consolidated cash flow statement, together with any segmental information reported by the Group (such quarterly reports being the “Quarterly Accounts”); and
(D)	the half-yearly and annual consolidated accounts of the Group, including the related segmental information, prepared in accordance with the Accounting Policies and audited and/or reviewed as required by Applicable Law applicable to the Group, as soon as reasonably practicable after the external publication of the results for the period (and, in any case, no later than 10 Business Days after the date of publication of those results).
28

13.2	The Company agrees to hold meetings on a quarterly basis between the financial controller of the Group (or another person with similar responsibilities reasonably acceptable to e&) and e&’s representatives regarding any significant accounting matters (including in respect of material transactions involving the Group) as reasonably necessary to assist e& in complying with the requirements of its equity method accounting for the e& Group’s investment in the Company.
13.3	The Company shall, where reasonably practicable and permissible under Applicable Law, provide e& with reasonable assistance and cooperation (at e&’s cost to the extent it would involve significant additional cost, time or expenses by the Company) in connection with: (i) the preparation of e&’s accounts; (ii) the preparation of tax returns (or other tax filings or correspondence with a tax authority); or (iii) compliance with any other legal or regulatory requirement, in each case in connection with e& Group’s holding of Ordinary Shares, including, without limitation, with respect to the Abu-Dhabi Stock Exchange and any telecommunication regulatory authority to which e& or any of its Affiliates is subject, it being understood that such reasonable assistance and cooperation includes providing to e& reasonable access to the Group’s personnel and (at e&’s cost, and to the extent consented to by the Group’s external auditors) the Group’s external auditors (and their audit working papers and other deliverables pertinent to their audit of the Group accounts) to discuss on a non-recourse and non-prejudicial basis and, in the case of the Group’s external auditors, in compliance with the terms of their engagement with the Group, any reasonable query from e& and its auditors on any significant accounting matters (including in respect of material transactions involving the Group) as reasonably necessary to assist e& in complying with the requirements of its equity method accounting for its investment in the Company.
13.4	The Company shall finalise and publish its consolidated half-yearly accounts and consolidated annual accounts for each relevant accounting period as required under the Listing Rules or Applicable Law.
13.5	e& shall not (and shall procure that none of e&’s Relevant Persons shall) publicly disclose any financial information provided by the Company pursuant to clauses 13.1 to 13.3 (the “Accounting Confidential Information”) until after such time as the Company has publicly disclosed the Accounting Confidential Information as part of its quarterly, semi-annual or annual reporting, provided that, to the extent not previously disclosed by the Company, e& shall be permitted to report in each of its quarterly reports (each an “e& Quarterly Report”) e&’s share of the aggregate net income of its associates and joint ventures and the aggregate carrying value of its investments in its associates and joint ventures in e&’s consolidated income statement and consolidated balance sheet included therein, as determined on the basis of the Accounting Confidential Information provided to e& in respect of the Company’s quarter period preceding the quarter period covered by the relevant e& Quarterly Report, regardless whether the Company has published in whole or in part such Accounting Confidential Information but subject to the Company having published its trading update for such preceding quarter.
29

13.6	e& undertakes to notify the Company if for any reason, including as a result of any change in the e& Group’s holding of Ordinary Shares, e& expects that it will cease to account for its interest in the Company using the equity method.
13.7	Nothing in this clause 13 shall require the Group to change its Accounting Policies, restate financial statements or present segmental or comparative information where such segmental or comparative information would not otherwise be reportable for any purpose (including the preparation of e&’s: (i) accounts (or the accounts of the e& group); or (ii) tax returns or other tax filings or correspondence with a tax authority.
13.8	The provision of this clause 13 shall continue in full force and effect for so long as e& continues to account for the e& Group’s holding of Ordinary Shares in the Company using the equity method (and, for the avoidance of doubt, shall survive termination of this Agreement), unless this Agreement is terminated pursuant to (i) clauses 18.1(B)(ii), 18.1(C) or 18.1(F), in which case the provisions of this clause 13 shall survive only for 60 Business Days following such termination or (ii) clauses 18.1(B)(i), 18.1(D)(ii) or 18.1(E), in which case the provisions of this clause 13 shall terminate immediately upon termination of this Agreement, provided, that, in each case, if during the survival period of the provisions of this clause 13 following termination of this Agreement, any e& Relevant Person takes any action that would constitute a material breach of the provisions in clause 8 had this Agreement not been terminated, then the provisions of this clause 13 shall immediately terminate upon the e& Relevant Person taking such action. The termination of the provisions of this clause 13 is the sole consequence of such e& Relevant Person’s action which does not otherwise constitute a breach of this Agreement.
14.	PROVISION OF INFORMATION AND CONFIDENTIALITY
14.1	Subject to clause 14.2 below, e& shall (and shall procure that each e& Relevant Person shall) keep all Confidential Information secret and confidential and shall not, without the prior written consent of the Company, directly or indirectly communicate or disclose (whether in writing or orally or in any other manner) Confidential Information to any other person.
14.2	The restrictions in clause 14.1 shall not apply to the disclosure of Confidential Information:
(A)	subject to clauses 14.3 and 14.4, by a Nominee to e& or any member of the e& Group (on a strictly need to know basis) or to any professional advisers of any such person;
(B)	if and to the extent required by Applicable Law or a Governmental Authority, provided that the disclosure will (to the extent permitted by Applicable Law and reasonably practicable) be made only after prompt consultation with the Company and after taking into account the Company’s reasonable comments as to its timing, content and manner of making;
30

(C)	if and to the extent that such Confidential Information was properly and lawfully in the possession of an e& Relevant Person prior to the time it was disclosed by, or acquired from, any member of the Group, provided that no e& Relevant Person knows or ought reasonably to know that such Confidential Information is subject to a duty of confidentiality owed to any member of the Group;
(D)	if and to the extent that such Confidential Information is received by an e& Relevant Person from a third party provided that no such e& Relevant Person knows or ought reasonably to know that such Confidential Information is subject to an obligation of confidentiality in favour of any member of the Group;
(E)	to the extent permitted by the proviso in clause 13.5; or
(F)	if and to the extent that such Confidential Information is in, or comes into, the public domain, otherwise than as a result of a breach of this Agreement or any other agreement between the Parties or as a result of any breach of any other duty of confidence owed by any e& Relevant Person to any member of the Group.
14.3	e& shall procure that any person to whom Confidential Information is disclosed pursuant to clause 14.2(A) shall comply with the terms of clause 14.1 as if such person were named herein as “e&”. e& shall remain fully responsible and liable for any failure by any other e& Relevant Person or its or their professional advisers to keep all Confidential Information received or acquired (whether received or acquired on or after the date of this Agreement) secret and confidential in accordance with clause 14.1.
14.4	Notwithstanding the provisions of clause 14.1, the Parties acknowledge and agree, and e& shall procure, that the Nominees shall not disclose to any other e& Relevant Person, or to any other person, any Information which the Board considers to be Inside Information unless the Board (excluding the Nominees) determines that such disclosure is permissible under Applicable Law (including the relevant provisions of the Disclosure Rules and the Market Abuse Regulation).
14.5	e&:
(A)	acknowledges and agrees that Confidential Information disclosed to it (and to any other e& Relevant Person) may be Inside Information and that disclosure or misuse of such Confidential Information may amount to market abuse or insider dealing, and consents (and shall procure that any other e& Relevant Person so consents) to being made an insider by virtue of receiving any Confidential Information that is Inside Information;
(B)	undertakes to comply (and to procure that any other e& Relevant Person in receipt of any Inside Information will comply) with Applicable Law relating to Inside Information (including, without limitation, relevant restrictions relating to any dealing by it in the securities of the Company);
(C)	undertakes that it shall not (and shall procure that no other e& Relevant Person will) deal in any securities of the Company at any time when a Nominee is prohibited under Applicable Law or under the Corporate Governance and Compliance Policies (to the extent made available to e& and the Nominees) from dealing in securities of the Company, or if the Company has otherwise instructed directors generally not to deal; and
31

(D)	acknowledges that, subject to Applicable Law, where any e& Relevant Person is in possession of any Inside Information relating to the Company, the Company shall have no obligation to disclose or announce such Inside Information save as otherwise required to do so pursuant to the Registration Rights Agreement, whether in order to enable any such e& Relevant Person to be able to exercise its rights in respect of any Interest held in the Company’s shares or otherwise
14.6	e& shall not (and shall procure that no other e& Relevant Person will) use any Confidential Information for any purpose (including, but not limited to, any competitive or commercial purpose) other than:
(A)	monitoring and managing its shareholding in the Company; or
(B)	providing such support and assistance to a Nominee as is reasonably necessary in order for them to fulfil their role as a non-executive Director of the Company.
14.7	To the extent that any Confidential Information is covered or protected by privilege, then disclosing such Confidential Information or permitting the disclosure of it does not constitute a waiver of privilege or any other rights which any Relevant Person of the Company may have in respect of such Confidential Information.
14.8	e& shall procure that any Nominee shall, within 30 days of such Nominee’s Nominee Return Date:
(A)	return to the Company or destroy (at the Company’s option) all original and hard copies of documents held by such Nominee (including any analyses, memoranda or other documents) to the extent that they contain or reflect Confidential Information (and all copies thereof which have been made by or on behalf of such Nominee); and
(B)	delete all other materials held by such Nominee which are not in a form reasonably capable of return or destruction (including, without limitation, from computers, telephones, disks, hard drives, servers and other devices) to the extent that they contain, reflect, or are derived or generated from, Confidential Information (and all copies thereof which have been made by or on behalf of such Nominee).
14.9	e& shall confirm to the Company in writing, within 30 days of each relevant Nominee’s Nominee Return Date, that it has complied with clause 14.8 in respect of such Nominee.
14.10	e& shall (and shall procure that each other e& Relevant Person shall), within 30 days of the Return Date:
32

(A)	return to the Company or destroy (at the Company’s option) all original and hard copies of documents held by any e& Relevant Person (including any analyses, memoranda or other documents) to the extent that they contain or reflect Confidential Information (and all copies thereof which have been made by or on behalf of any Relevant Person); and
(B)	delete all other materials held by any e& Relevant Person which are not in a form reasonably capable of return or destruction (including, without limitation, from computers, telephones, disks, hard drives, servers and other devices) to the extent that they contain, reflect, or are derived or generated from, Confidential Information (and all copies thereof which have been made by or on behalf of any e& Relevant Person).
14.11	e& shall confirm to the Company in writing, within 30 days of the Return Date, that it has complied with clause 14.10.
14.12	Notwithstanding clause 14.10, any e& Relevant Person may retain any Confidential Information:
(A)	which is stored electronically pursuant to an existing, reasonable, routine data back-up exercise on servers or back-up systems, provided that all such Confidential Information is deleted from local hard drives and no attempt is made to recover Confidential Information from such servers or back-up systems; or
(B)	which is required to be retained for the purpose of complying with Applicable Law, provided that no step will be taken to access or recover such Confidential Information other than for such purpose, provided that such Confidential Information shall in each case otherwise continue to be held by the relevant e& Relevant Person on a confidential basis subject to the terms of this Agreement.

15.	CONFLICTS
15.1	The Parties acknowledge and agree that, unless the Board (excluding the Nominees) consents or agrees otherwise, the Nominees shall not be entitled to attend, be counted in the quorum, participate in discussions at, or vote on resolutions at any part of a Board meeting (or committee meeting) where:
(A)	the subject matter of the discussions or resolutions at the relevant Board meeting (or committee meeting) relates to: (i) the relationship between the Company (or any other member of the Group) and any e& Relevant Person, including, for example, in connection with the rights and obligations under this Agreement; (ii) any transaction or arrangement between any member of the Group and any e& Relevant Person; (iii) any business segment or geographical market in which any member of the Group actually or potentially competes with e& or any of its Affiliates; (iv) any transaction or arrangement which both Parties may reasonably be expected to be interested in pursuing; or (v) any General Offer from a third party in respect of which the Company is entitled to terminate this Agreement pursuant to clause 18.1(D)(i); or
33

(B)	a Nominee’s participation in the Board meeting (or committee meeting) would reasonably be expected to give rise to an actual or potential conflict of interests for such Nominee (as determined by the independent non-executive Directors, acting reasonably and in good faith) which is not authorised by the Board (excluding the relevant Nominee(s)) in accordance with Applicable Law and the Company’s internal policy on Directors’ conflicts of interests from time to time,

(each a “Conflict Matter”), and e& shall procure that the Nominees shall recuse themselves from any such meeting (or part of such meeting, as appropriate).

15.2	The Parties acknowledge and agree that:
(A)	all decisions as to whether any matter is a Conflict Matter in relation to any Nominee shall be taken by the Company in accordance with its internal policy on Directors’ conflicts of interests from time to time; and
(B)	the Nominees shall not receive, or be entitled to receive, any Information, and shall not be entitled to participate in any Board or committee proceedings, relating to any Conflict Matter.
16.	INDEPENDENCE
16.1	e& shall (and shall procure that each of its Controlled Affiliates shall) at all times comply in all material respects with Applicable Law to which it is subject in relation to its investment in the Group.
16.2	e& shall:
(A)	insofar as it is legally able to do so, procure that any transactions or arrangements between: (i) any e& Relevant Person; and (ii) any member of the Group are conducted on arm’s length commercial terms; and
(B)	not take any action that would reasonably be expected to have the effect of preventing or impeding the Company from complying with its obligations under the Listing Rules to carry on an independent business.
17.	COSTS AND EXPENSES

Without prejudice to clauses 4.2 and 4.3, each Party shall bear its own costs and expenses in relation to the negotiation and agreement of this Agreement and in relation to complying with their respective obligations under this Agreement.

34

18.	TERMINATION
18.1	This Agreement:
(A)	shall terminate with immediate effect if, following the satisfaction of the e& Nominee Conditions, the e& Group ceases to satisfy the Lower Threshold;
(B)	may be terminated:
(i)	by either Party with immediate effect by written notice to the other Party if any e& Nominee Condition has not been satisfied by the date that is 18 months after the date of this Agreement (the “Longstop Date”); or
(ii)	by the non-breaching Party if the other Party breaches the terms of this Agreement in any material respect that is incapable of remedy within a reasonable period (or which is capable of being so remedied, but is not remedied to the non-breaching Party’s reasonable satisfaction within such period);
(C)	may be terminated by the Company with immediate effect by written notice to the other Party if EIA or its directors takes any action that would be a breach of this agreement pursuant to clause 7, 8 or 9 in any material respect if such person was an e& Relevant Person, provided that such breach is incapable of remedy within a reasonable period (or which is capable of being so remedied, but is not remedied to the Company’s reasonable satisfaction within such period);
(D)	may be terminated:
(i)	by the Company with immediate effect by written notice to e& if upon any member of the e& Group making a determination to accept, or accepting, a General Offer made by a third party which has not been recommended by the Board, or failing to, where reasonably able to do so, promptly withdraw an acceptance of any General Offer which was recommended by the Board at the time of the relevant member of the e& Group’s acceptance of such General Offer but in respect of which the Board has subsequently withdrawn its recommendation; or
(ii)	by either Party with immediate effect by written notice to the other Party, if e& causes any shares carrying Voting Rights which are beneficially owned by the e& Group to vote against any recommendations given by the Board in respect of any resolutions proposed by the Board at any general meeting of the Company or any other meeting of all or some of the Company’s shareholders (other than: (i) resolutions that would disproportionately and adversely affect the rights of e& under this Agreement or as compared to the other shareholders of the Company; or (ii) Customary Resolutions);
35

(E)	may be terminated by either Party with immediate effect by written notice to the other Party at any time before the date on which all of the e& Nominee Conditions have been satisfied if such Party determines in its reasonable judgment on the advice of external counsel that any fact or circumstance arises which makes any of the e& Nominee Regulatory Conditions incapable of being satisfied by the Longstop Date (provided that the Party intending to terminate pursuant to this clause shall first reasonably consult with the other Party and its counsel prior to terminating pursuant to this clause 18.1(E)); and
(F)	may be terminated by either Party with immediate effect by written notice to the other Party at any time following the expiry of the Lock-up Period.
18.2	The provisions of (i) clauses 1, 2.12, 2.13, 17 and 19 to 30 (inclusive) and this clause 18 shall survive the termination of this Agreement without limit in time, (ii) clause 6.5 shall survive the termination of this Agreement until the termination of the Registration Rights Agreement, (iii) clause 13.1 shall survive the termination of this Agreement for eighteen months and (iv) clause 13 shall survive the termination of this Agreement in accordance with its terms.
18.3	Without prejudice to clause 18.2, if this Agreement is terminated pursuant to clause 18.1(F), clauses 7 to 11 (inclusive) shall survive the termination of this Agreement until the date that is 30 days after (and excluding) the date of termination of this Agreement.
18.4	Termination of this Agreement shall be without prejudice to any rights or obligations of the Parties which have accrued prior to the time on which this Agreement is terminated.
18.5	Save as set out in clause 18.1, no Party shall have any right of termination or rescission in respect of this Agreement.
19.	WARRANTIES
19.1	Each Party warrants as at the date of this Agreement to the other Party that:
(A)	it has the requisite power and authority to enter into and perform this Agreement;
(B)	the obligations of such Party under this Agreement constitute binding obligations of such Party in accordance with their respective terms; and
(C)	the execution and delivery of, and the performance by such Party of its obligations under, this Agreement will not:
(i)	result in a breach of any provision of the constitutional documents of such Party;
(ii)	result in a breach of, or constitute a default under, any instrument to which such Party (or any of its Affiliates) is a party or by which such Party (or any of its Affiliates) is bound;
36

(iii)	result in a breach of Applicable Law or any order, judgment or decree of any court or Governmental Authority to which such Party (or any of its Affiliates) is a party or by which such Party (or any of its Affiliates) is bound;
(iv)	require such Party (or any of its Affiliates) to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Authority which has not been obtained or made at the date of this Agreement and is in full force and effect; or
(v)	require the consent of any other person.
19.2	Each Party acknowledges that the other Party has entered into this Agreement in reliance on the warranties given by it above.
20.	ENTIRE AGREEMENT

This Agreement constitutes the whole and only agreement between the Parties relating to the subject matter of this Agreement. None of the Parties is relying upon or shall have any right of action against the other arising out of or in connection with any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time before the date of this Agreement except to the extent that it is repeated in this Agreement. Nothing in this clause 20 shall exclude or limit any liability for fraud.

21.	INJUNCTIVE RELIEF

The Parties agree that damages alone may not be an adequate remedy for any breach of this Agreement and accordingly each Party may be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of this Agreement.

22.	FURTHER ASSURANCE
22.1	Each Party shall from time to time at its own cost, on being required to do so by the other Party, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all documents in a form satisfactory to such other Party which such other Party may reasonably consider necessary for giving full effect to this Agreement and securing to such other Party the full benefit of the rights, powers and remedies conferred upon such other Party in this Agreement.
22.2	The Company agrees and undertakes that it will not propose any resolution to its shareholders (including any amendment to the Articles of Association) or adopt and/or amend the Corporate Governance and Compliance Policies for the primary purpose of removing, restricting, reducing or impeding the implementation or exercise of the rights of e& set out in this Agreement (including, without limitation, any resolution to remove a Nominee, otherwise pursuant to the express terms of this Agreement).
37

23.	NOTICES
23.1	A notice or other communication under this Agreement shall only be effective if it is in writing and sent to a Party at its address or to its email address set out below, or (where applicable) to the address of that Party’s agent for service for the time being under clause 30:
if to the Company:

Vodafone Group plc

Vodafone House,

The Connection,

Newbury,

RG14 2FN

Attention: Group General Counsel & Company Secretary
e-mail: groupcosec@vodafone.com

With a copy (not constituting notice) to:

Slaughter and May
One Bunhill Row
London EC1Y 8YY

Attention: Roland Turnill and Victoria MacDuff
e-mail: Roland.Turnill@slaughterandmay.com; Victoria.MacDuff@slaughterandmay.com if to e&:

Emirates Telecommunications Group Company PJSC

Head Office Building A

Intersection of Zayed the 1st Street and SheikhRashid Bin Saeed Al Maktoum Street

PO Box 3838

Abu Dhabi

United Arab Emirates
Attention: Brooke Marie Lindsay and Nazih El Hassanieh
e-mail: blindsay@eand.com; nelhassanieh@eand.com

With a copy (not constituting notice) to:

Sullivan & Cromwell LLP

1 New Fetter Lane

London EC4A 1AN

Attention: John Horsfield-Bradbury

E-Mail: horsfieldbradburyj@sullcrom.com

provided that a Party may change its notice details on giving notice to the other Party of the change in accordance with this clause 23.

23.2	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:
38

(A)	if delivered personally, on delivery;
(B)	if sent by first class inland post, two clear Business Days after the date of posting;
(C)	if sent by airmail, six clear Business Days after the date of posting; or
(D)	if sent by e-mail, when sent provided that no notification of failure of transmission to the intended recipient is received,

provided that any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place and provided further that in respect of any notice delivered to e& the term Business Day as used in this clause 23.2 shall mean any day (other than a Saturday or a Sunday) on which banks are open for business in Abu Dhabi.

24.	REMEDIES AND WAIVERS
24.1	No delay or omission by any Party to this Agreement in exercising any right, power or remedy provided by Applicable Law or under this Agreement shall:
(A)	affect that right, power or remedy; or
(B)	operate as a waiver of it.
24.2	The single or partial exercise of any right, power or remedy provided by Applicable Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.
24.3	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.
25.	ASSIGNMENT

No Party shall, without the prior written consent of the other Party:

(A)	assign, or purport to assign, (absolutely or by way of security) all or any part of the benefit of, or its rights or benefits under, this Agreement;
(B)	make a declaration of trust in respect of (or enter into any arrangement whereby it agrees to hold in trust for, or otherwise pass (directly or indirectly) to, any person) all or any part of the benefit of, or its rights or benefits under, this Agreement; or
(C)	sub-contract, or enter into any arrangement whereby another person is to perform, any or all of its obligations under this Agreement.
39

26.	THIRD PARTY RIGHTS

The Parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

27.	ILLEGALITY AND INVALIDITY

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or
(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.
28.	COUNTERPARTS
28.1	This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.
28.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.
29.	GOVERNING LAW AND JURISDICTION
29.1	This Agreement is to be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.
29.2	The courts of England and Wales shall have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, arising out of or in connection with this Agreement. Any proceeding, suit or action arising out of or in connection with this agreement or the negotiation, existence, validity or enforceability of this Agreement (“Proceedings”) shall be brought only in the courts of England.
29.3	Each Party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of Proceedings in the courts of England. Each Party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.
29.4	Each Party irrevocably submits and agrees to submit to the jurisdiction of the courts of England and Wales.
40

30.	AGENT FOR SERVICE
30.1	Within five Business Days from the date of this Agreement, e& shall irrevocably appoint Law Debenture Corporate Services Limited to be its agent for the receipt of Service Documents and e& hereby agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.
30.2	If the agent at any time ceases for any reason to act as such, e& shall appoint a replacement agent having an address for service in England or Wales and shall notify the Company of the name and address of the replacement agent. Failing such appointment and notification, the Company shall be entitled by notice to e& to appoint a replacement agent to act on behalf of e&. The provisions of this clause 30 applying to service on an agent and to payment for those services apply equally to a replacement agent.
30.3	A copy of any Service Document served on an agent shall be sent by post to e&. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.
41

Schedule 1
Interests

Atlas 2022 Holdings Limited is the legal and beneficial owner of 3,944,743,685 Ordinary Shares.

The information in Annex A of the Schedule 13D filed by e& with the U.S. Securities and Exchange Commission on 24 April 2023 is incorporated herein by reference.

42

Appendix 1
Form of Resignation Letter

To:
The Directors
Vodafone Group Plc (the “Company”)
Vodafone House,
The Connection,
Newbury,
RG14 2FN

[date]

Dear Sirs/Mesdames,

I hereby resign my office as a director of the Company with immediate effect.

I confirm that I have no claims against the Company or any of its subsidiaries for breach of contract, compensation for loss of office or on any other account whatsoever and that there is no agreement or arrangement outstanding under which the Company or any of its subsidiaries has or could have any obligation to me other than in respect of accrued remuneration or expenses. To the extent that any such claim exists or may exist, I hereby irrevocably waive such claim and release the Company from any liability it has or might have in respect thereof.

Yours faithfully,

Signed as a deed by [name of individual] in the presence of:	) )	................................................. (Signature of individual)
Witness’s signature:		.................................................
Name (print):		.................................................
Occupation:		.................................................
Address:		.................................................

Signed by Margherita Della Valle for and on behalf of VODAFONE GROUP PLC	/s/ Margherita Della Valle ..................................................

Signed by Hatem Dowidar for and on behalf of EMIRATES TELECOMMUNICATIONS GROUP COMPANY PJSC	/s/ Hatem Dowidar ...................................................

[Signature Page to the Relationship Agreement]